Exhibit (12)(a)

WACHOVIA CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

			Three
			Months		Years Ended December 31,
			Ended
			March 31,
(In millions)			2004		2003	2002	2001	2000	1999
EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$1,861		6,080	4,667	2,293	632	4,831
Fixed charges, excluding capitalized interest			544		2,309	2,414	3,734	4,963	3,751

Earnings	(A	)	$2,405		8,389	7,081	6,027	5,595	8,582

Interest, excluding interest on deposits			$490		2,113	2,247	3,581	4,828	3,645
One-third of rents			54		196	167	153	135	106
Capitalized interest			—		—	—	—	—	—

Fixed charges	(B	)	$544		2,309	2,414	3,734	4,963	3,751

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	(A)/(B	)	4.42	X	3.63	2.93	1.61	1.13	2.29

INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$1,861		6,080	4,667	2,293	632	4,831
Fixed charges, excluding capitalized interest			1,192		4,669	5,844	8,478	10,232	7,805

Earnings	(C	)	$3,053		10,749	10,511	10,771	10,864	12,636

Interest, including interest on deposits			$1,138		4,473	5,677	8,325	10,097	7,699
One-third of rents			54		196	167	153	135	106
Capitalized interest			—		—	—	—	—	—

Fixed charges	(D	)	$1,192		4,669	5,844	8,478	10,232	7,805

Consolidated ratios of earnings to fixed charges, including interest on deposits	(C)/(D	)	2.56	X	2.30	1.80	1.27	1.06	1.62